Exhibit 10(k)

JOHNSON & JOHNSON

AMENDED AND RESTATED

DEFERRED FEE PLAN FOR DIRECTORS

(Amended as of January 17, 2012)

1. Purpose. The purpose of the Johnson & Johnson Deferred Fee Plan for Directors (the “Plan”) is to provide outside Directors of Johnson & Johnson (the “Company”) the opportunity to defer receipt of compensation earned as a Director to a date following termination of such service and to receive deferred stock units. These opportunities are designed to aid the Company in attracting and retaining as members of its Board of Directors persons whose abilities, experience and judgment can contribute to the well-being of the Company and to facilitate equity ownership in the Company by the Board of Directors.

2. Effective Date. The original effective date of the Plan was January 1, 1983. The Plan was amended effective as of January 1, 1995, December 5, 1996, February 14, 2005, December 16, 2008, and January 17, 2012.

3. Eligibility. Any Director of the Company who is not also an employee of the Company or any related company shall be eligible to participate in the Plan.

4. Deferred Compensation Account. A deferred compensation account (the “Account”) shall be established for each Director who is eligible to participate in the Plan as provided in Section 3 hereof (a “Participant”). Amounts credited to each Participant’s Account shall be identified in the Plan’s records as comprised of two sub-accounts as follows: (a) the “Elective Deferral Sub-Account” for amounts credited with respect to a Participant’s “Elective Deferrals” (as defined in Section 5 hereof); and (b) the “Mandatory Deferral Sub-Account” for amounts credited with respect to a Participant’s “Mandatory Deferrals” (as defined in Section 5 hereof).

5. Amount of Deferral.

(a) Elective Deferrals. Each Participant may elect to defer receipt of all or a specified part of any cash compensation payable to the Participant for serving on the Board of Directors or for serving on committees of the Board of Directors of the Company (the “Elective Deferrals”). An amount equal to all compensation deferred as Elective Deferrals will be credited to the participant’s Elective Deferral Sub-Account on a quarterly basis as of the dividend payment date in each quarter (the “Elective Deferral Payment Date”). In the event that there shall not be a dividend payment date in any quarter, then the Elective Deferral Payment Date shall be deemed to be the last business day of such quarter.

(b) Mandatory Deferrals. From time to time the Board of Directors may grant stock units to Participants that are immediately vested but that are required to be deferred under the Plan (the “Mandatory Deferrals”). The number of stock units granted to Participants as Mandatory Deferrals may vary from grant to grant and from Participant to Participant and will be determined by the Board of Directors and credited to the Participant’s Mandatory Deferral Sub-Account as of the date of grant (the “Mandatory Deferral Payment Date” and, together with the Elective Deferral Payment Date, the “Payment Date”).

6. Deferred Compensation Account—Hypothetical Investment Options.

(a) Unless otherwise specified by the Participant pursuant to the terms of paragraph (b) of this Section 6, all amounts of Elective Deferrals and Mandatory Deferrals shall be credited to the Participant’s Elective Deferral Sub-Account or Mandatory Deferral Sub-Account, as applicable, converted into equivalent units of Johnson & Johnson Common Stock (“Company Stock”) and adjusted as if the compensation deferred had been invested in Company Stock as of the Payment Date, until the date of final payment pursuant to Section 9 hereof (“Company Stock Equivalent Units”). The number of Company Stock

Equivalent Units shall be determined by dividing the amount of compensation payable by the average of the high and low price of the Company Stock as traded on the New York Stock Exchange on the trading day immediately prior to the Payment Date, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). The number of Company Stock Equivalent Units included in a Participant’s Account shall be adjusted to reflect dividends, and the value of such Account shall be adjusted to reflect increases or decreases in market value which would have resulted had funds equal to the balance of the Participant’s Account been invested in Company Stock. Nothing herein obligates the Company to purchase any such Company Stock; and if such Company Stock is purchased, it shall remain the sole property of the Company.

(b) At the election of each Participant, to be made as provided for in Section 7, each Elective Deferral Sub-Account will be credited with interest from the Payment Date, until the date of final payment pursuant to Section 9 hereof, at a rate equal to the annual rate of growth of investment in the Johnson & Johnson Certificate of Long-Term Compensation Plan (the “CLC Plan”), for the prior year provided, however, that the computation of said growth rate shall not include dividend equivalents paid under the CLC Plan. The election permitted under this Section 6(b) shall not be available to any Director who becomes a Participant in the Plan after December 31, 1995.

(c) With respect to Company Stock Equivalent Units in a Participant’s Account, the Company shall credit such Account on each dividend payment date declared with respect to the Company’s Stock, the number of Company Stock Equivalent Units equal to: (i) the product of (y) the dividend per share of the Company’s Stock which is payable as of the dividend payment date, multiplied by (z) the number of Company Stock Equivalent Units credited to such Account as of the applicable dividend record date, divided by (ii) the average of the high and low price of the Company Stock as traded on the New York Stock Exchange on the trading day immediately prior to the dividend payment date, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). Fractional Company Stock Equivalent Units shall be carried forward, and fractional dividend equivalent units shall be payable thereon.

7. Time of Election for Elective Deferrals. A Participant may change (i) the amount of Elective Deferrals and/or (ii) the option elected under Section 6 with respect to his/her Elective Deferral Sub-Account and deferrals for subsequent years, once annually in December by completing forms provided by the Company for that purpose. Any such change shall become effective on January 1 of the following year. If a Participant elects to change his/her investment option available under Section 6, the Participant’s Elective Deferral Sub-Account shall be valued as of December 31 with that value being entered into his/her Sub-Account under the new investment option as of the following January 1 (except if such change is to Company Stock Equivalent Units, the first trading day following such January 1 shall be used).

8. Value of Deferred Compensation Account. The value of each Participant’s Account shall include Elective and Mandatory Deferrals, interest credited thereon (if any), adjustments for dividends, and increases or decreases in the market value of Company Stock, pursuant to the option selected under Section 6 or as otherwise required under the Plan. If the Company Stock does not trade on any date a calculation of Common Stock Equivalent Units is to be made under the Plan, the next preceding date on which such stock was traded shall be utilized.

9. Payment of Deferred Compensation. Upon a Participant’s completion of service as a member of the Board of Directors (the “Completion Date”), each Participant (or in the event of the Participant’s death, the named beneficiary or his/her estate) shall be entitled to receive: (a) with respect to the Elective Deferral Sub-Account, cash in a lump sum in the amount of his/her Elective Deferral Sub-Account as of the Completion Date; and (b) with respect to the Mandatory Deferral Sub-Account, a lump sum payment of cash, or, in the sole discretion of the Compensation & Benefits Committee of the Board of Directors, payment in shares of Company Stock issued under a stockholder-approved equity compensation plan permitting such payment in shares or a combination of cash and shares of Company Stock, in the amount of his/her Mandatory Deferral Sub-Account. Company Stock Equivalent Units shall be valued at the average of the high and low price of the Company’s Stock as traded on the New York Stock Exchange on the trading day immediately prior to such date, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). No withdrawal may be made from the Participant’s Account prior to the Completion Date. The value of a Participant’s Account shall be paid as soon as practicable following the Completion Date or date of death.

10. Section 409A Requirements. Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2009, the terms of this Section 10 shall apply to the payment of a Participant’s Account under the Plan. This Section 10 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”).

(a) Payment of Accounts. Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2009, the value of a Participant’s Account shall be payable solely in a single lump sum within the 90-day period beginning on the Participant’s Completion Date or date of death, if earlier. The Participant shall have no influence on any determination as to the tax year in which the payment is made.

(b) No Deferral of Payment. Effective as of January 1, 2009, a Participant may not elect to defer receipt of any portion of his Account or to receive such amounts in the form of installment payments. A Participant’s election to defer receipt of any portion of his Account or to be paid in installments shall be null and void as of January 1, 2009.

(c) Provisions Intended to Ensure Compliance with Section 409A. This Section 10 and any other provision of this Plan that applies to deferrals, including the rights of the Company or a participant with respect to the deferrals, shall be limited to those terms permitted under Section 409A. Any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

(d) Payment Upon Termination of the Plan. Upon termination of the Plan pursuant to this Section 10 with respect to all Participants and the termination of all other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A, the Company shall have the right, in its sole discretion, to pay to each Participant the value of his/her Account in a lump sum to the extent permitted under Section 409A. All payments made under this Section 10 upon termination of the Plan shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan. The Company may not accelerate payments pursuant to this Section 10 if the termination of the Plan is proximate to a downturn in the Company’s financial health. If the Company exercises its discretion to accelerate payments under this Section 10, the Company shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan’s termination.

11. Designation of Beneficiary. Each Participant may, from time to time, by writing filed with the Secretary of the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments of a Participant’s Account are to be made if a Participant dies prior to the receipt of payment of such Account. A beneficiary designation will be effective only if the signed form is filed with the Secretary of the Company while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the Participant or before complete payment of the Account, such Account shall be paid to the estate of the last to die of the Participant and designated beneficiaries as soon as practicable after such death.

12. Participant’s Rights Unsecured. The right of any Participant to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any Participant or beneficiary at any time a security interest in any Account or any other asset in trust with the Company for the benefit of any Participant or beneficiary.

13. Statement of Account. A statement will be sent to Participants as soon as practical following the end of each year as to the value of his/her Account as of December 31 of such year.

14. Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant or a beneficiary, except by will or by the laws of descent and distribution.

15. Administration of the Plan. The Plan shall be administered by the Compensation & Benefits Committee of the Board of Directors (the “Committee”) and responsible to the Board of Directors. The Committee shall consist of no less than three Directors of the Company. The Committee shall act by vote or written consent of a majority of its members. The Committee may designate one or more of its members or employees of the Company to execute documents on its behalf or take such other actions that may be necessary or proper to assist the Committee in its administration and operation of the Plan.

16. Amendment or Termination of Plan. This Plan may at any time or from time to time be amended, modified or terminated by the Compensation & Benefits Committee of the Board of Directors or the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s accruals in his/her Account.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Jersey.